As filed with the Securities and Exchange Commission on February 26, 2009

Registration Statement No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HOME FEDERAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	68-0666697
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 12th Avenue South, Nampa, Idaho	83651
(Address of principal executive offices)	(Zip code)

Home Federal Bancorp, Inc. 2008 Equity Incentive Plan
(Full title of the plan)

Eric S. Nadeau Chief Financial Officer Home Federal Bancorp, Inc. 500 12th Avenue South Nampa, Idaho 83651 (208) 466-4634	John F. Breyer, Jr., Esquire Breyer & Associates PC 8180 Greensboro Drive Suite 785 McLean, Virginia 22102 (703) 883-1100
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	9	Accelerated filer	:

Non-accelerated filer	9	Smaller reporting company	9

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value per share	1,237,286(1)	$8.76(2)	$10,838,626	$426
(1) (1)  Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Home Federal Bancorp, Inc. 2008 Equity Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant.
(2) (2)     Estimated in accordance with Rule 457(h), calculated on the basis of $8.76 per share, the average of the high and low share prices of Home Federal Bancorp, Inc. common stock on the Nasdaq Global Select Market on February 20, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document containing the information specified in Part I of Form S-8 will be sent or given to participants in the Home Federal Bancorp, Inc. 2008 Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933.  This document is not being filed with the Commission, but constitutes (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

1-2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents previously or concurrently filed by Home Federal Bancorp, Inc. (the “Registrant”) with the Commission are hereby incorporated by reference in this registration statement:

(a)           the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (File No. 001-33795) filed pursuant to the Securities Exchange Act of 1934;

(b)           all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Item 3(a) above; and

(c)           the description of the Registrant’s common stock, par value $.01 per share, set forth in the Registrant’s Registration Statement on Form 8-A, registering the Registrant’s common stock, pursuant to Section 12(b) of the Securities Exchange Act of 1934, filed as of November 5, 2007 and all amendments thereto or reports filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this registration statement to be a part hereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

All information appearing in this registration statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein by reference.

Item 4.     Description of Securities

 Not Applicable

Item 5.     Interests of Named Experts and Counsel

 Not Applicable

Item 6.     Indemnification of Directors and Officers

Article 13 of the Registrant’s Articles of Incorporation provides that an officer or director of the Registrant shall not be liable to the Registrant or its stockholders for money damages, except: (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the Maryland General Corporation Law (“MGCL”).   Article 12 of the Registrant’s Articles of Incorporation provides that the Registrant shall indemnify and advance expenses to its current and former directors and officers to the fullest extent provided by the MGCL.

The MGCL provides for indemnification of directors, officers, employees and agents in certain circumstances.  MGCL Section 2-418 provides that a corporation may indemnify a director made a party to any proceeding by reason of service in that capacity unless it is established that: (i) the act or omission of the director was material to the matter giving rise to the proceeding, and was committed in bad faith or was the result of dishonesty; (ii) the director actually received an improper personal benefit; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.  However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged liable to the corporation.

Unless limited by a corporation’s charter, the MGCL provides that a director who has been successful in the defense of any proceeding to which the director was made a party by reason of service in that capacity shall be indemnified against reasonable expenses incurred.  This protection extends to officers as well.  The MGCL provides  a mechanism for court-ordered indemnification.

Item 7.     Exemption From Registration Claimed

 Not Applicable

Item 8.     Exhibits

 The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Exhibit Number	Description of Document

4.1	Articles of Incorporation of the Registrant(1)

4.2	Bylaws of the Registrant(1)

4.3	Form of Certificate of Common Stock of the Registrant(1)

5	Opinion of Breyer & Associates PC

23.1	Consent of Moss Adams LLP

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the registration statement)

99	Home Federal Bancorp, Inc. 2008 Equity Incentive Plan(2)

_____________
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, filed with the Commission on September 25, 2007.
(2)	Incorporated by reference to the Registrant’s Definitive Annual Meeting Proxy Statement, filed with the Commission on December 16, 2008.

Item 9.     Undertakings

(a)           The undersigned Registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section

13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.           That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Nampa, State of Idaho, on February 26, 2009.

HOME FEDERAL BANCORP, INC.

By:	/s/Len E. Williams
Len E. Williams
President, Chief Executive Officer and Director
(Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Len E. Williams his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Signature	Title	Date

/s/Len E. Williams Len E. Williams	President, Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2009

/s/Eric S. Nadeau Eric S. Nadeau	Chief Financial Officer (Principal Financial and Accounting Officer)	February 26, 2009

/s/N. Charles Hedemark N. Charles Hedemark	Director	February 26, 2009

/s/Brad J. Little Brad J. Little	Director	February 26, 2009

/s/Richard J. Navarro Richard J. Navarro	Director	February 26, 2009

/s/James R. Stamey James R. Stamey	Director	February 26, 2009

/s/Robert A. Tinstman Robert A. Tinstman	Director	February 26, 2009

/s/Daniel L. Stevens Daniel L. Stevens	Chairman	February 26, 2009

HOME FEDERAL BANCORP, INC.

EXHIBIT INDEX

Exhibit Number	Description of Document

5	Opinion of Breyer & Associates PC

23.1	Consent of Moss Adams LLP